Exhibit 10.8

November 18, 2009

Mr. Kamal Dalmia

(sent via email)

Offer of Employment by Aquantia Corp.

Dear Kamal,

I am very pleased to confirm our offer to you of employment with Aquantia Corp. (the “Company”). The terms of our offer and the benefits currently provided by the Company are set forth in this letter agreement (the “Agreement”) as follows:

1. Position and Starting Salary. You will report to the CEO in the position of Vice President of Sales & Marketing. Your starting salary will be at the rate of Two Hundred Fifty Thousand Dollars ($250,000.00) per year, less applicable withholdings and deductions, and it will be subject to an annual review.

2. Annual Bonus. You will be eligible for a performance bonus of Eighty Thousand dollars ($80,000.00), less applicable withholdings and deductions, which shall be awarded in the Company’s discretion and paid to you annually on your employment anniversary date with the Company, the terms and conditions of which will be agreed upon after your hire date. It will be contingent, in part, upon the obtainment of new design wins that, due to their size and importance, will secure Aquantia’s market dominance. In order to receive a bonus for any particular calendar year, you must remain continuously employed for the entire year (through and including the applicable employment anniversary date). Quarterly advances will be paid to you in anticipation of the completion of annual goals. Such advances are refundable by you to the company if the goals are not met.

3. Benefits. You will be eligible to participate in regular health insurance, and other employee benefit plans established by the Company for its employees from time to time. A brief summary of the benefits currently offered will be provided to you.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

4. Confidentiality. As a condition of your employment with the Company, you will be required to sign and comply with the Company’s standard Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”), a copy of which is enclosed. You agree that, as a condition of your employment, you shall not bring with you, or be in the unauthorized possession of, any confidential or proprietary material of any former employer or other third party, or violate any lawful obligations you may have to any former employer or other third party. During the period that you render services to the Company, you agree not (a) to engage in or assist any other person to engage in, or (b) prepare to engage in, or assist any other person in preparing to engage in, any employment, business or activity that is competitive in any manner with the business or proposed business of the Company. You shall promptly disclose to the Company in writing: (i) any outside employment, contracting work or other business activity in which you are currently engaged; or (ii) any outside employment, contracting work, or other business activity in which you propose to engage in the future; and any such disclosure shall be sufficiently specific to enable the Company to determine, in its sole discretion, whether such employment, work or activity is consistent with your obligations hereunder. You hereby represent that the performance of your services as an employee of the Company will not violate any agreement between you and any current or past employer or any other third party.

5. Equity.

5.1 Initial Options. We will recommend to the Board of Directors of the Company (the “Board”) that you be granted the opportunity to purchase up to Five Hundred Thousand (500,000) shares of Common Stock of the Company under our 2004 Equity Incentive Plan (the “Plan”) at the fair market value of the Company’s Common Stock, as determined by the Board on the date the Board approves such grant. Twenty-five percent (25%) of the shares you will be given the opportunity to purchase will vest upon your completion of one (1) year of continuous service with the Company, and an additional 2.08333% of the shares will vest for each full month of your continuous service thereafter. However, the grant of such options by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Your rights and obligations with respect to any such shares will be governed by the Plan and the grant document.

5.2 Additional Options. We also will recommend to the Board that you be granted the opportunity to purchase Fifty Thousand (50,000) shares on the first and second anniversary of your continuous service with the Company (for a total of One Hundred Thousand (100,000) shares).

6. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company. This means that the employment relationship can be terminated by you or the Company for any reason, at any time, with or without prior notice or cause. Your participation in any stock option or benefit program will not alter this at-will relationship, and is not to be regarded as an assurance of continuing employment for any particular period of time. Any modification or change in your at-will employment status may only occur by means of an express written agreement signed by you and the CEO.

7. Severance Benefits.

7.1 Upon Termination Without Cause.

If the Company terminates your employment without Cause and such termination results in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition of “termination of employment” thereunder) (a “Covered Termination”), you will be eligible to receive severance in an amount equal to one (1) year of your above-listed base salary (i.e., $250,000), less applicable withholdings and deductions.

7.2 Upon Termination Without Cause After a Change of Control. Regardless of your length of service, if your employment ends because of a Covered Termination within eighteen (18) months after a Change in Control, you will be eligible to receive severance in an amount equal to one (1) year of your above-listed base salary (i.e., $250,000) plus your annual bonus of $80,000, less any applicable withholdings and deductions, and an additional twelve (12) months of any outstanding unvested shares then held by you shall become vested.

7.3 Payment Terms.

(a) As a precondition to receiving any severance benefits as provided in this Section 7, within forty-five (45) days after the date your employment ends, you must sign and return to the Company a form of release satisfactory to the Company (the “Release”) and allow the release to become effective by its terms (such latest possible Release effective date, the “Release Deadline”). You must also continue to comply with all your continuing obligations to the Company under this Agreement and your Confidentiality Agreement, and must refrain from engaging, directly or indirectly, in any employment or other business activity which competes with the business of the Company (subject to the terms set forth below). Your cash severance will be paid in the form of continuing base salary payments paid on the Company’s regular payroll schedule beginning on the first regular payroll pay date after the Release Deadline.

(b) You and the Company agree that nothing in this Agreement prevents you from competing with the Company after your employment ends. If you choose to engage in competitive activity during any period time you are scheduled to receive severance payments from the Company, you will cease to be eligible to receive any further severance payments as of the date you commence such activities; provided, however, that you will be entitled to receive prorated severance for the period of time during which you refrain from engaging in competitive activities, and in no event will you receive less than one (1) month of severance pay and you will be entitled to retain any accelerated vesting benefits provided to you, in consideration for entering into the Release.

7.4 Application of 409A. It is intended that each installment of the severance payments provided for in this offer letter agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that the severance payments also satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“409A”), provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that all or any portion of the severance payments constitute “deferred compensation” under Section 409A and you are, on your separation from service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A, the timing of the severance payments shall be delayed as follows: on the earlier to occur of (i) the date that is six (6) months and one (1) day after your separation from service, or (ii) the date of your death (such earlier date, the “Delayed Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (1) pay you a lump sum amount equal to the sum of the severance payments that you would otherwise have received through the Delayed Initial Payment Date, and (2) begin paying the balance of the severance payments in accordance with the payment schedule set forth above.

8. Definitions.

8.1 Cause. For purposes of this offer letter agreement, the occurrence of any of the following shall constitute “Cause” for termination: (a) willful neglect, failure or refusal by you to perform your employment duties (except resulting from your incapacity due to illness) as reasonably directed by the Company; (b) willful misconduct by you in the performance of your employment duties; (c) your indictment for a felony (other than traffic related offense) or a misdemeanor involving moral turpitude; (d) your commission of an act involving personal dishonesty including, but not limited to, an act constituting misappropriation or embezzlement of Company property; or (e) your material breach of this Agreement or any other agreement between you and the Company, including without limitation, the Confidentiality Agreement. The determination of Cause will be made by the Company in its sole discretion; provided, however, that Cause shall not be deemed to exist under clauses (a) or (e) above unless you have been given notice by the Company of the existence of Cause and, if the existence of Cause is reasonably curable, a reasonable opportunity to cure the existence of such Cause. You will only be entitled to one such notice and cure period.

8.2 Change in Control. For purposes of this offer letter agreement, “Change in Control” means the sale, lease, or other disposition of all or substantially all of the Company’s assets or the Company’s merger into or consolidation with any other corporation or other entity, or any other corporate reorganization, in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own immediately after such transaction, securities representing less than a majority of the voting power of the corporation or other entity surviving such transaction. A Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

9. Authorization to Work. As required by the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

10. Arbitration. To ensure the rapid and economical resolution of disputes that may arise, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution or interpretation of this offer letter agreement, your employment, or the termination of your employment with the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California (or in such other location as the parties mutually agree) conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then-applicable JAMS Employment Arbitration Rule and Procedures. If JAMS cannot conduct the arbitration for any reason, the arbitration shall be conducted by the American Arbitration Association (“AAA”) under its then applicable rules governing employment disputes. By agreeing to this arbitration procedure, both you and the Company understand that you are waiving the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ (or AAA, if applicable) arbitration fees in excess of what you would have to pay if the matter were litigated in court. Nothing in this Agreement will prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Judgment upon the determination or award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

11. Background Check. This offer is contingent upon verification of criminal, education, and employment background. This offer can be rescinded based upon data received in the verification.

12. Entire Agreement. This offer letter agreement, together with the Confidentiality Agreement, represents the sole and complete understanding between you and the Company relating to the subject matter hereof. It supersedes and replaces all prior agreements, understandings or representations with respect to the subject matter hereof, whether oral or written. Except for modifications reserved to the Company’s discretion herein, the terms of your employment may be amended only through a written instrument signed by you and the CEO. This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. If any provision contained in this agreement is, for any reason, held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. No waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this agreement, any ambiguity shall not be construed against either party as the drafter.

13. Acceptance. I hope that you will accept the offer set forth in this Agreement. If so, please sign and date this letter and the enclosed Confidentiality Agreement. Also please indicate your expected start date in the space below, which should be on or before December 1, 2009, unless we agree otherwise in writing. Please return the signed documents to me. We understand that the expected start date indicated by you below may be moved up to an earlier date, if you advise me accordingly. Should you have anything else that you wish to discuss, please do not hesitate to call me. This offer of employment will remain open until end of day Friday, November 20, 2009.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Faraj Aalaei
Faraj Aalaei, CEO

Enclosure (Confidentiality Agreement)

Understood and Agreed: I have read and understood this offer letter Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Kamal Dalmia	Date signed:
Kamal Dalmia
Expected start date: